Xerox Corporation Savings Plan

Financial Statements and Supplemental Schedule

To Accompany 2013 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2013 and 2012

Xerox Corporation Savings Plan

Index

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Assets Available for Benefits	2

Statement of Changes in Assets Available for Benefits	3

Notes to Financial Statements	4-32

Supplemental Schedule

Schedule H, Part IV, Item 4i - Schedule of Assets (Held at End of Year)	33

Note: Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

Xerox Corporation Savings Plan

In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Xerox Corporation Savings Plan (the “Plan”) at December 31, 2013 and 2012, and the changes in assets available for benefits for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

June 27, 2014

Xerox Corporation Savings Plan

Statements of Assets Available for Benefits

	Year Ended December 31,
(in thousands)	2013	2012
Assets
Investment interest in Master Trust at fair value (Note 4)	$4,509,540	$4,225,489
Participant loans receivable	61,094	64,629
Employer contributions receivable	7,828	4,872

Total Assets	4,578,462	4,294,990

Assets available for benefits	$4,578,462	$4,294,990

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan

Statement of Changes in Assets Available for Benefits

(in thousands)	Year Ended December 31, 2013
Additions to assets attributed to
Contributions
Participant	$112,786
Employer	33,286
Rollovers (from RIGP and ESOP) (Note 8)	82,357
Rollovers	4,843

Total contributions	233,272

Net appreciation from plan interest in Master Trust, net of administrative expenses	702,303
Interest income on participant loans	2,547
Transfers in from affiliated plan (Note 8)	124

Total additions	938,246

Deductions from assets attributed to
Benefits paid to participants	652,331
Administrative expenses	2,107
Other	336

Total deductions	654,774

Net increase	283,472
Assets available for benefits
Beginning of year	4,294,990

End of year	$4,578,462

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan

Notes to Financial Statements

December 31, 2013 and 2012

1.	Description of the Plan

The following description of the Xerox Corporation Savings Plan (the Plan) provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act (ERISA) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the Company) and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.

Administration

The Plan Administrator Committee is appointed by the Vice President of Human Resources and is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company. Effective January 1, 2013 the Plan’s record keeper changed from Aon Hewitt to Xerox HR Solutions, LLC.

Contributions

Subject to limits imposed by the Internal Revenue Code, eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan document) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the Plan year may make an additional catch-up contribution up to $5,500. Participants direct the investment of their contributions into various investment options offered by the Plan.

The Company provides a matching contribution of 3% (100% up to 3% of eligible pay that is saved in the Plan). This match is applicable to all employees eligible to participate in the Plan (including both RIGP and non RIGP eligible), regardless of hire date.

To be eligible to receive the matching Company contribution, the participant must be actively employed on the last business day of the quarter (except by reason of death, retirement, approved leave of absence, disability or layoff) in which the contribution is made by the Company.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account. Participants who are retiree eligible (at least 55 years of age with at least 10 years of service) when service is terminated can receive installments.

For a participant who attains age seventy and one-half after December 31, 2011, and has terminated employment, Plan benefits will be distributed by April1 of the calendar year following the calendar year of attainment of age seventy and one-half, in an amount equal to the Required Minimum Distribution and the remainder of the participant’s benefits under the Plan shall be entirely distributed by the last day of the calendar year following the calendar year of attainment of age seventy and one-half. This will not apply to a participant who has elected payment in installments.

Xerox Corporation Savings Plan

Notes to Financial Statements

Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 15 Focused Strategy Funds that include passively and actively managed options, and the Company stock fund.

Participant Loans Receivable

Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set forth on January 1, April 1, July 1, and October 1 by the Plan administrator. Principal and interest payments on the loans are re-deposited into the participants’ accounts, primarily made through payroll deductions, based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 10.5% at December 31, 2013 and 4.25% to 10.5% at December 31, 2012, with loans maturing at various dates through 2028.

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Participant Loans Receivable

Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

Contributions

Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Xerox Corporation Savings Plan

Notes to Financial Statements

Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the Master Trust). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund managers at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Fixed income investments are valued on the basis of valuations furnished by Company-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using valuation models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from security dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Company. The fair value of the common collective trusts are valued at the net asset value on the last business day of the year. Limited partnerships including real estate trusts, are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers, including the issuers’ creditworthiness. Early repayment of principal on some mortgage – related securities may expose the plan to a lower rate of return upon reinvestment of the principal.

Xerox Corporation Savings Plan

Notes to Financial Statements

The Plan also invests in foreign securities. Investing in foreign securities may include certain risks and considerations not typically associated with investing in U.S. securities, such as fluctuating currency values and changing local and regional economic, political and social conditions, which may result in greater market volatility. In addition, certain foreign securities may not be as liquid as U.S. securities.

3.	Federal Income Taxes

The Internal Revenue Service has determined and informed the Company by a letter dated September 9, 2013, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

4.	Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust, for the year ended December 31:

	2013	2012
Xerox Corporation Savings Plan	59.1%	52.7%

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.3%	3.0%

Xerox Corporation Retirement Income Guarantee Plan	34.8%	41.2%

Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	2.8%	3.1%

	100.0%	100.0%

Xerox Corporation Savings Plan

Notes to Financial Statements

The following financial information is presented for the Master Trust.

Statements of Net Assets of the Master Trust are as follows:

	December 31,
(in thousands)	2013	2012

Assets
Investments at fair value
Short term investments	$412,410	$464,180
Fixed income investments	1,128,949	1,457,022
Xerox common stock	134,859	190,970
Registered investment companies	765,231	957,398
Common and preferred stock	1,465,325	1,425,483
Common collective trusts	3,202,546	3,055,718
Interest in real estate trusts	28,824	56,720
Interest in partnerships/joint ventures	493,630	408,699
Interest in restricted stock	9	26
Unrealized gain on foreign exchange contracts	2,378	3,853
Purchased options and swaptions	814	24,009
Variation margin on derivative instruments	11	45
Premiums paid for open swap contracts	771	142
Unrealized gain on open swap contracts	1,165	2
Other	9	—

	7,636,931	8,044,267

Cash	3,040	1,292
Cash, segregated	13,254	—
Receivables
Accrued dividends and interest	18,211	19,191
Receivable for securities sold	7,242	96,992

Total assets	7,678,678	8,161,742

Liabilities
Due to broker	607	19,375
Payable for securities purchased	14,445	28,582
Accrued expenses	2,115	9,009
Unrealized loss on foreign exchange contracts	3,412	5,595
Options/swaptions written at value (premium received $7,942 and $4,464, respectively)	12,680	591
Variation margin on derivative instruments	163	237
Premiums received for open swap contracts	656	93
Unrealized loss on open swap contracts	17,280	4,473
Other	3,493	67,107

Total liabilities	54,851	135,062

Net assets of the Master Trust	$7,623,827	$8,026,680

Xerox Corporation Savings Plan

Notes to Financial Statements

Statement of Changes in Net Assets of the Master Trust is as follows:

Year Ended December, 31
(in thousands)	2013

Additions to net assets attributable to
Investments
Interest and dividends (net of withholding taxes of $722)	$115,121
Net appreciation of investments	804,738

Total additions from investments	919,859

Deductions from net assets attributable to
Net transfers out of Master Trust *	1,280,938
Administrative expenses	28,848
Other	12,926

Total deductions	1,322,712

Net decrease in net assets available for benefits	(402,853)

Net assets available for benefits
Beginning of year	8,026,680

End of year	$7,623,827

*	Net transfers include employer contributions, employee contributions, rollovers, benefit payments and other transfers.

Xerox Corporation Savings Plan

Notes to Financial Statements

Investment Strategy Fiduciary

The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (XRIC). The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

During 2013, the Master Trust’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows (in thousands):

Year Ended December 31, 2013
Fixed income investments	(169,968)
Registered investment companies	(20,202)
Common and preferred stock	435,407
Common collective trusts	437,217
Xerox common stock	87,076
Futures contracts	(2,967)
Foreign currency contracts	633
Options/Swaptions contracts	(33,949)
Interest in real estate trusts	6,818
Interest in partnerships/joint ventures	79,428
Swap contracts	(14,755)

Net appreciation	$804,738

5.	Fair Value Measurement

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the footnotes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:	Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Xerox Corporation Savings Plan

Notes to Financial Statements

Level 3:	Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan Administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The primary Level 3 assets are Real Estate and Private Equity/Venture Capital investments. The fair value of the real estate investment funds are based on the Net Asset Value (NAV) of the ownership interest in the funds. NAV information is received from the investment advisers and is primarily derived from third-party real estate appraisals for the properties owned. The fair value for the private equity/venture capital partnership investments are based on our share of the estimated fair values for the underlying investments held by these partnerships as reported in their audited financial statements. The valuation techniques and inputs for the Level 3 assets have been consistently applied for all periods presented. The investment advisers are selected by the XRIC. The authority for monitoring the valuation process of all investments is delegated by the XRIC to the Chief Investment Officer to whom the Xerox Trust Investment group reports. The Trust Investment group meets with investment advisers and performs quarterly reviews of the funds’ fair value measurements with investment advisers comparing those valuations to similar funds’ valuations outside of the Master Trust. Any changes in the fair value measurements are followed up and brought to the XRIC’s attention at their quarterly meetings.

According to the hierarchy, each fund was assigned a level 1, 2 or 3, based on where each fund’s assets were invested in.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	—	412,410	—	$412,410
Xerox common stock	134,859	—	—	134,859
Common and preferred stock
U.S. large cap	804,975	—	—	804,975
U.S. mid cap	162,464	—	—	162,464
U.S. small cap	280,779	—	—	280,779
Internationally developed	217,107	—	—	217,107
Common collective trusts
Domestic equity	—	628,724	—	628,724
Fixed income	22,390	224,358	—	246,748
International equity	—	547,602	—	547,602
Emerging markets	—	81,783	—	81,783
Domestic / International equity / Fixed Income	—	1,697,689	—	1,697,689
Registered investment companies
Domestic equity	599,862	—	—	599,862
International equity	65,200	—	—	65,200
Emerging markets	100,169	—	—	100,169
Fixed income investments
Debt securities issued by government	—	188,889	—	188,889
Corporate bonds	—	869,150	—	869,150
Municipal bonds	—	61,489	—	61,489
Asset backed securities	—	5,523	—	5,523
Bank Loans	—	3,898	—	3,898
Interest in partnerships / joint ventures	—	115,546	378,084	493,630
Interest in real estate trusts	—	—	28,824	28,824
Interest in restricted stock	—	—	9	9
Purchased options and swaptions	—	814	—	814
Unrealized gain on foreign exchange contracts	—	2,378	—	2,378
Unrealized gain on futures contracts *	153	—	—	153
Unrealized gain on swap contracts	—	1,165	—	1,165

Total investment assets at fair value	$2,387,958	$4,841,418	$406,917	$7,636,293

	Investment Liabilities at Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Liabilities:
Written options and swaptions	$—	$12,680	$—	$12,680
Unrealized loss on foreign exchange contracts	—	3,412	—	3,412
Unrealized loss on futures contracts *	1,204	—	—	1,204
Unrealized loss on swap contracts	—	17,280	—	17,280

Total investment liabilities at fair value	$1,204	$33,372	$—	$34,576

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$386,875	$—	$386,875
Xerox common stock	134,859	—	—	134,859
Common and preferred stocks
U.S. large cap	459,032	—	—	459,032
U.S. mid cap	97,712	—	—	97,712
U.S. small cap	247,367	—	—	247,367
Internationally developed markets	47,906	—	—	47,906
Common collective trusts
Domestic equity	—	582,575	—	582,575
Fixed income	22,390	161,522	—	183,912
International equity	—	390,674	—	390,674
Domestic/International equity/Fixed Income	—	1,697,689	—	1,697,689
Registered investment companies
Domestic equity	524,559	—	—	524,559
International equity	10,108	—	—	10,108
Interest in restricted stock	—	—	9	9

Total investment assets at fair value	$1,543,933	$3,219,335	$9	$4,763,277

There were no material transfers between levels 1 and 2 of the fair value hierarchy during the year.

Xerox Corporation Savings Plan

Notes to Financial Statements

Below are the Master Trust and Defined Contributions Plans tables for 2012.

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	$—	$464,180	$—	$464,180
Xerox common stock	190,970	—	—	190,970
Common and preferred stock
U.S. large cap	724,584	—	—	724,584
U.S. mid cap	233,811	—	—	233,811
U.S. small cap	216,288	—	—	216,288
Internationally developed	176,702	—	184	176,886
Emerging markets	73,914	—	—	73,914
Common collective trusts
Domestic equity	—	373,857	—	373,857
Fixed income	—	492,351	—	492,351
International equity	—	489,481	—	489,481
Emerging markets	—	82,675	—	82,675
Domestic / International equity / Fixed Income	—	1,617,354	—	1,617,354
Registered investment companies
Domestic equity	744,850	—	—	744,850
International equity	33,243	—	—	33,243
Emerging markets	179,305	—	—	179,305
Fixed income investments
Debt securities issued by government	—	458,937	—	458,937
Corporate bonds	—	924,897	—	924,897
Municipal bonds	—	67,190	—	67,190
Asset backed securities	—	5,998	—	5,998
Interest in partnerships / joint ventures	—	96,282	312,417	408,699
Interest in real estate trusts	—	—	56,720	56,720
Interest in restricted stock	—	—	26	26
Purchased options and swaptions	5,724	18,285	—	24,009
Unrealized gain on foreign exchange contracts	—	3,853	—	3,853
Unrealized gain on futures contracts *	44	—	—	44
Unrealized gain on swap contracts	—	2	—	2

Total investment assets at fair value	$2,579,435	$5,095,342	$369,347	$8,044,124

	Investment Liabilities at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Liabilities:
Written options and swaptions	$436	$155	$—	$591
Unrealized loss on foreign exchange contracts	—	5,595	—	5,595
Unrealized loss on futures contracts *	492	—	—	492
Unrealized loss on swap contracts	—	4,473	—	4,473

Total investment liabilities at fair value	$928	$10,223	$—	$11,151

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statement of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$453,949	$—	$453,949
Xerox common stock	92,991	—	—	92,991
Common and preferred stocks
U.S. large cap	288,955	—	—	288,955
U.S. mid cap	158,398	—	—	158,398
U.S. small cap	154,763	—	—	154,763
International equity	43,270	—	—	43,270
Common collective trusts
Domestic equity	—	345,533	—	345,533
Fixed income	—	329,718	—	329,718
International equity	—	320,518	—	320,518
Domestic/International equity/Fixed Income	—	1,617,354	—	1,617,354
Registered investment companies
Domestic equity	655,493	—	—	655,493
International equity	9,054	—	—	9,054
Interest in restricted stock	—	—	26	26

Total investment assets at fair value	$1,402,924	$3,067,072	$26	$4,470,022

There were no material transfers between Levels 1 and 2 of the fair value hierarchy during the year.

Level 3 Investment Assets

The level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the partnerships, real estate funds and investments in restricted stock. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the year ended December 31, 2013. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Table 3. Level 3 Investment Assets

(in thousands)	Investment Assets at Fair Value as of December 31, 2013
	Partnerships	Real Estate	Restricted Stock	Common Stock	Total
Balance, Beginning of year	$312,417	$56,720	$26	$184	$369,347
Additions:
Realized gains	28,753	2,690	—	—	31,443
Change in unrealized gains *	31,513	8,144	—	—	39,657
Purchases, issuances	77,052	499	—	—	77,551

	$137,318	$11,333	$—	$—	$148,651

Deductions:
Realized losses	(5,894)	(204)	—	—	(6,098)
Change in unrealized losses *	(6,982)	(1,489)	(17)	(184)	(8,672)
Sales, settlements	(58,775)	(37,536)	—	—	(96,311)
Transfer out	—	—	—	—	—

	$(71,651)	$(39,229)	$(17)	$(184)	$(111,081)

Balance, End of year	$378,084	$28,824	$9	$—	$406,917

*	Change in unrealized gains (losses) relating to investments held at December 31, 2013 was $30,985,000, which is comprised primarily of Partnerships of $24,531,000 and Real Estate of $6,655,000.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 3. Level 3 Investment Assets

(in thousands)	Investment Assets at Fair Value as of December 31, 2012
	Partnerships	Real estate	Restricted Stock	Common Stock	Total
Balance, beginning of year	$313,966	$79,131	$1,508	$—	$394,605
Additions:
Realized gains	21,679	4,189	—	—	25,868
Change in unrealized gains *	15,052	6,212	—	—	21,264
Purchases, issuances	20,102	818	26	184	21,130

	$56,833	$11,219	$26	$184	$68,262

Deductions:
Realized losses	(2,417)	(1,665)	—	—	(4,082)
Change in unrealized losses *	(8,149)	(2,018)	—	—	(10,167)
Sales, settlements	(47,816)	(29,947)	—	—	(77,763)
Transfer out	—	—	(1,508)	—	(1,508)

	$(58,382)	$(33,630)	$(1,508)	$—	$(93,520)

Balance, end of year	$312,417	$56,720	$26	$184	$369,347

*	Change in unrealized gains (losses) relating to investments held at December 31, 2012 was $11,097,000, which is comprised of Partnerships of $6,903,000 and Real Estate of $4,194,000.

Below are the investments greater than 5% of the Master Trust net assets:

(in thousands)	2013	2012
Assets
Vanguard Prime Money Market Fund	$—	$440,880
Vanguard Fiduciary Trust Company Target Retirement 2020	757,596	721,027
JPMCB Liquidity Fund	—	441,233

Total	$757,596	$1,603,140

Xerox Corporation Savings Plan

Notes to Financial Statements

Fair Value Measurements of the Investments in Certain Entities that Calculate Net Asset Value per Share at December 31, 2013 (in millions):

	Fair Value		Unfunded Commitments	Remaining Life	Redemption Frequency (If currently eligible)	Trade to Settlement Terms	Redemption Notice Period
Commingled fund investing in Fixed Income [1]	$246.7		$—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in Domestic Equity [1]	628.7		—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in International Equity [1]	547.6		—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in Emerging Markets [1]	81.8		—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in mutual funds investing in fixed income and equity securities [1]	1,697.7		—	N/A	daily, pending market conditions	1 to 3 days	N/A
Partnership Fund investing in International Equity [2]	115.5		—	N/A	monthly	1 to 3 days	15 days
Private Equity Funds [3]	378.1		94.0	1 to 5 years	N/A	N/A	N/A
Private Real Estate Funds [4]	28.8		4.5	1 to 6 years	N/A	N/A	N/A

Total	$3,724.9	**	$98.5

**	Amount represents certain investments of the Master Trust that calculate net asset value per share.
[1]	These categories represent investments in Common Collective Trusts investing in domestic equity, international equity, emerging markets and fixed income securities. All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.
[2]	This category includes three partnership funds that invest in international equity. The funds allow for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the preceding month for redemptions and contributions.

Xerox Corporation Savings Plan

Notes to Financial Statements

[3]	This category includes 15 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 5 years. Unfunded commitments of $94.0M remain in eight of the funds.
[4]	This category includes 15 investments in domestic and international real estate funds. The fair value of these investments is estimated using the NAV of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 1 to 6 years. Unfunded commitments of $4.5M remain in seven of the funds.

6.	Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts, interest rate swaps, credit default swaps (CDS), swaptions and options. When engaging in forward currency contracts and any other over-the-counter derivatives, there is exposure to credit risk in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. This counterparty risk is further mitigated through the netting provisions of various agreements with certain counterparties that permit net settlement under specific conditions and, for certain counterparties, by providing collateral. These netting provisions may be part of an International Swap and Derivative Association agreement (ISDA) or other types of agreements. Such netting provisions govern the ability to offset amounts the Master Trust owes a counterparty against amounts the counterparty owes the Master Trust (net settlement). The agreements are specific to an individual counterparty within a particular investment account and generally allow net settlement in the event of contract termination. Furthermore, these agreements generally permit termination by either party prior to maturity upon the occurrence of certain stated events, such as failure to pay or bankruptcy. In addition, ISDAs specify other events, the occurrence of which would allow one of the parties to terminate. Collateral requirements are determined based on the net aggregate unrealized gain or loss on all bilateral derivatives with each counterparty, subject to minimum transfer amounts. Any additional collateral required due to changes in securities values is transferred the next business day.

The Master Trust discloses all derivatives on the Statement of Net Assets of the Master Trust (Footnote 4) on a gross basis. All collateral amounts (pledged and received) for the individual types of derivatives are disclosed in the following footnotes.

During the year ended December 31, 2013 and 2012, derivatives were used only in the defined benefit plans of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.

Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset, and any gain (loss) is realized on the date of offset. Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2013 and 2012, the value of currencies under forward currency contracts represents less than 1% of total investments.

A summary of open forward currency contracts of the Master Trust at December 31, 2013 and 2012 is presented below (in thousands):

	2013					2012
	Maturity Date	Notional Value	Gross Amounts of Unrealized Gains in the Statement of Net Assets	Gross Amounts of Unrealized Liabilities in the Statement of Net Assets	Net Amount of Unrealized Gain/ (Loss)	Maturity Date	Notional Value	Gross Amounts of Unrealized Gains in the Statement of Net Assets	Gross Amounts of Unrealized Liabilities in the Statement of Net Assets	Net Amount of Unrealized Gain/ (Loss)
Purchased:
Australian Dollar	2/10/2014	$2,692	$—	$(123)	$(123)	2/13/2013	$3,710	$(48)	$2	(46)
Brazilian Real	1/3/2014	92	—	—	—	2/4/2013	6,364	25	—	25
Canadian Dollar	2/10/2014	448	—	(1)	(1)	2/13/2013	758	—	(8)	(8)
Danish Krone		—	—	—	—	2/13/2013	511	1	—	1
Euro	2/10/2014	40,332	154	—	154	2/13/2013	48,137	150	—	150
Hong Kong Dollar	2/10/2014	1,433	—	—	—	12/14/2012	1,277	—	—	—
Japanese Yen	2/10/2014	10,807	—	(255)	(255)	2/13/2013	20,142	—	(712)	(712)
Mexican Peso	3/6/2014	3,553	5	(12)	(7)	4/3/2013	90	—	—	—
New Zealand Dollar	2/10/2014	176	—	(3)	(3)		—	—	—	—
Norwegian Kroner	2/10/2014	147	2	—	2	2/13/2013	567	16	—	16
Pound Sterling	2/10/2014	21,114	411	—	411	2/13/2013	25,959	110	—	110
Russian Ruble	1/15/2014	15	—	—	—		—	—	—	—
Singapore Dollar	2/10/2014	2,963	—	(9)	(9)	2/13/2013	3,097	2	(4)	(2)
Swedish Krona	2/10/2014	1,875	46	—	46	2/13/2013	3,884	85	—	85
Swiss Franc	2/10/2014	6,982	—	(10)	(10)	2/13/2013	9,220	37	—	37

		$92,629	$618	$(413)	$205		$123,716	$378	$(722)	$(344)

Sold:
Australian Dollar	2/10/2014	3,413	$21	$(23)	(2)	2/13/2013	$4,415	$6	$(3)	$3
Canadian Dollar	2/10/2014	1,301	22	—	22	2/13/2013- 3/21/2013	20,062	189	—	189
Danish Krone	2/10/2014	3,124	—	(56)	(56)	2/13/2013	3,502	—	(92)	(92)
Euro	2/4/14- 3/13/14	86,953	7	(1,292)	(1,285)	2/13/2013	109,600	2	(2,916)	(2,914)
Hong Kong Dollar	2/10/2014	3,905	2	—	2	2/14/2013	3,036	—	—	—
Japanese Yen	2/10/14- 2/18/14	27,989	1,613	—	1,613	2/13/2013	41,900	3,278	—	3,278
Mexican Peso	2/13/14- 3/20/14	906	9	—	9		—	—	—	—
New Zealand Dollar	2/10/2014	124	—	—	—		—	—	—	—
Norwegian Kroner	2/10/2014	974	16	—	16	2/13/2013	387	—	(3)	(3)
Pound Sterling	2/10/14- 3/12/14	47,501	—	(1,228)	(1,228)	2/13/2013	59,568	—	(971)	(971)
Russian Ruble	1/15/14- 4/15/14	30	—	—	—		—	—	—	—
Singapore Dollar	2/10/2014	4,067	69	—	69	2/13/2013	6,399	—	(2)	(2)
Swedish Krona	2/10/2014	5,897	—	(79)	(79)	2/13/2013	9,408	—	(260)	(260)
Swiss Franc	2/10/2014	13,974	1	(321)	(320)	2/13/2013	22,794	—	(626)	(626)

		$200,158	$1,760	$(2,999)	$(1,239)		$281,071	$3,475	$(4,873)	$(1,398)

At December 31, 2013, the Master Trust had pledged cash collateral of $30,000 to counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

Future Contracts

The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (initial margin) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2013 and 2012, the unrealized gain/loss of future contracts represents less than 1% of total investments.

As of December 31, 2013 and 2012, U.S. Government Securities with market value of $600,375 and $266,724, respectively, and cash balances of $983,000 and $0, respectively were pledged to cover margin requirements for open futures contracts.

A summary of open fixed income futures of the Master Trust is presented below (in thousands), for the year ended:

	December 31, 2013			December 31, 2012
	Contracts Long / (Short)	Notional Value	Unrealized Gain / (Loss)	Contracts Long / (Short)	Notional Value	Unrealized Gain / (Loss)
90 day Eurodollar Future	1,914	$473,353	$(982)	—	$—	$—
US Treasury Notes 10 yr Future	(18)	(2,215)	21	(151)	(20,050)	27
US Treasury Notes 5 yr Future	(83)	(9,903)	132	(89)	(11,073)	—
US Treasury 2 yr Future	—	—	—	4	882	—
US Treasury Bonds 30 yr Future	—	—	—	271	39,973	(492)
US Treasury Bonds Ultra Future	6	818	(10)	—	—	—
US Treasury Bonds Long Future	140	17,964	(212)	—	—	—
US Treasury Bonds Ultra Long Future	—	—	—	(16)	(2,602)	17

	1,959	$480,017	$(1,051)	19	$7,130	$(448)

Interest Rate and Credit Default Swaps and Swaptions

The Master Trust may invest in interest rate swap contracts. The Master Trust uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts typically represent the exchange between the Master Trust and a counterparty of respective commitments to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts have a term coincident with the maturity date of the Master Trust, with settlement scheduled for the termination date of the contract.

Xerox Corporation Savings Plan

Notes to Financial Statements

During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Master Trust in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through valuation date. Swaps are marked to market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Net Assets Available for Benefits. Periodic cash settlements on interest rate swaps are recorded as realized gains or losses. Interest rate swap contracts may include extended effective dates.

Entering into a swap contract involves, to varying degrees, elements of credit, market and/or interest rate risk in excess of the amounts reported in the Statement of Assets and Liabilities. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Master Trust enters into swap contracts with counterparties whose creditworthiness has been approved by the Company. The Master Trust bears the market risk arising from any change in index or security values or interest rates. Under certain circumstances, the Master Trust may be required to pledge collateral to or may receive collateral from swap counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following interest rate swap contracts were open at December 31, 2013 (in thousands):

Counterparty	Fixed payer	Fixed rate	Floating payer	Floating rate	Maturity Date	Notional Amount	Premiums Paid/(Received)	Value	Unrealized Gain/(Loss)
Citi Bank	Citi Bank	4.00%	Xerox	6- Month BBSW	6/18/2019	$6,000	$(37)	$(4)	$33
Credit Suisse	Credit Suisse	2.65%	Xerox	3- Month USD LIBOR	7/31/2023	600	(3)	(19)	(16)
Credit Suisse	Xerox	1.00%	Credit Suisse	6- Month USD LIBOR	9/18/2023	633,600	7	(54)	(61)
CME	Xerox	2.25%	CME	6- Month EURIBOR	3/19/2024	1,600	22	(6)	(28)
CME	Xerox	3.00%	CME	6- Month USD LIBOR	3/19/2024	2,100	7	21	14
Credit Suisse	Credit Suisse	2.86%	Xerox	3- Month USD LIBOR	5/1/2043	600	—	(119)	(119)
Goldman Sachs	Goldman Sachs	1.76%	Xerox	3- Month USD LIBOR	9/12/2022	2,000	—	(174)	(174)
JP Morgan	JP Morgan	1.64%	Xerox	3- Month USD LIBOR	12/10/2022	23,000	—	(2,360)	(2,360)
Deutsche Bank	Deutsche Bank	1.85%	Xerox	3- Month USD LIBOR	5/2/2023	8,550	—	(808)	(808)
CME	CME	2.93%	Xerox	3- Month USD LIBOR	12/6/2023	73,000	—	(768)	(768)
Goldman Sachs	Goldman Sachs	2.29%	Xerox	3- Month USD LIBOR	7/10/2032	11,000		(2,228)	(2,228)
JP Morgan	JP Morgan	2.37%	Xerox	3- Month USD LIBOR	12/10/2032	13,900	—	(2,723)	(2,723)
Goldman Sachs	Goldman Sachs	2.77%	Xerox	3- Month USD LIBOR	3/7/2033	1,600	—	(225)	(225)
Deutsche Bank	Deutsche Bank	2.63%	Xerox	3- Month USD LIBOR	5/2/2033	13,300	—	(2,159)	(2,159)
CME	CME	3.68%	Xerox	3- Month USD LIBOR	12/6/2033	47,000	—	(505)	(505)
Goldman Sachs	Goldman Sachs	2.28%	Xerox	3- Month USD LIBOR	7/26/2042	2,000	—	(590)	(590)
JP Morgan	JP Morgan	2.55%	Xerox	3- Month USD LIBOR	12/10/2042	8,800	—	(2,170)	(2,170)
Deutsche Bank	Deutsche Bank	2.81%	Xerox	3- Month USD LIBOR	5/2/2043	4,350	—	(868)	(868)
CME	CME	3.83%	Xerox	3- Month USD LIBOR	12/6/2043	51,400	—	(563)	(563)
CME	CME	3.83%	Xerox	3- Month USD LIBOR	12/6/2043	87,200	—	(890)	(890)

						$991,600	$(4)	$(17,212)	$(17,208)

Xerox Corporation Savings Plan

Notes to Financial Statements

The following CDS contracts were open at December 31, 2013 (in thousands):

Counterparty	Fixed rate	Reference Obligation	Moody’s Credit Rating	Maturity Date	Buy/ Sell	Notional Amount	Premiums Paid (Received)	Value	Unrealized Gain/(Loss)
Credit Suisse	5.00%	FINM ECCANICA S.P.A.	Ba1	3/20/2018	Sell	$300	$25	$42	17
JP Morgan	1.00%	ENCANA CORPORATION	WR	6/20/2018	Sell	600	(14)	6	20
Morgan Stanley	5.00%	KB HOME	B2	9/20/2018	Sell	600	31	61	30
Morgan Stanley	1.00%	Markit Index of Investment Grade CDX (CDX.NA.IG.21)	Not Rated	12/20/2018	Sell	4,900	71	88	17
Barclays	1.00%	REPUBLIC OF ITALY	Baa2	12/20/2018	Sell	300	(20)	(9)	11
Morgan Stanley	1.00%	REPUBLIC OF ITALY	Baa2	12/20/2018	Sell	400	(26)	(12)	14
Goldman Sachs	1.00%	REPUBLIC OF ITALY	Baa2	12/20/2018	Sell	700	(46)	(21)	25
Morgan Stanley	1.00%	UNITED MEXICAN STATES	A3	12/20/2018	Sell	1,400	(1)	8	9
BOA	1.00%	UNITED MEXICAN STATES	A3	12/20/2018	Sell	900	(3)	5	8
Barclays	1.00%	UNITED MEXICAN STATES	A3	12/20/2018	Sell	2,500	(3)	15	18
Morgan Stanley	5.00%	FINM ECCANICA S.P.A.	Ba1	12/20/2018	Sell	500	61	63	2
Citi Bank	1.00%	PEOPLE’S REPUBLIC OF CHINA	Aa3	12/20/2018	Sell	250	3	3	—
Credit Suisse	1.00%	FEDERATIVE REPUBLIC OF BRAZIL	Baa2	12/20/2018	Sell	3,100	(155)	(125)	30
Morgan Stanley	1.00%	BARRICK GOLD CORPORATION	Baa2	12/20/2018	Sell	600	(25)	(24)	1
Deutsche Bank	1.00%	PEOPLE’S REPUBLIC OF CHINA	Aa3	12/20/2018	Sell	1,200	11	14	3
JP Morgan	1.00%	FEDERATIVE REPUBLIC OF BRAZIL	Baa2	12/20/2018	Sell	1,600	(85)	(65)	20
Citi Bank	1.00%	FEDERATIVE REPUBLIC OF BRAZIL	Baa2	12/20/2018	Sell	2,500	(100)	(103)	(3)
Morgan Stanley	1.00%	Markit Index of Investment Grade CDX (CDX.NA.IG.19)	Not Rated	12/20/2017	Sell	32,300	171	691	520
Goldman Sachs	5.00%	NRG ENERGY, INC.	B1	3/20/2018	Sell	3,200	248	346	98
Credit Suisse	1.00%	Markit Index of Investment Grade CDX (CDX.NA.IG.19)	Not Rated	12/20/2017	Sell	1,400	15	30	15
BNP Paribas	1.00%	PETROLEO BRASILEIRO S/A PETROBRAS	Baa1	6/20/2018	Sell	800	(40)	(52)	(12)
Citi Bank	1.00%	NEWM ONT MINING CORPORATION	Baa2	6/20/2018	Sell	700	(21)	(31)	(10)
BOA	1.00%	D.R. HORTON, INC.	Ba2	9/20/2018	Sell	500	(29)	(11)	18
BOA	1.00%	TOKYO ELECTRIC POWER COMPANY, INC	Ba2	3/20/2014	Sell	10,000	(1)	—	1
Citi Bank	1.00%	UNITED MEXICAN STATES	A3	12/20/2018	Sell	400	(1)	2	3
JP M organ	1.00%	PEOPLE’S REPUBLIC OF CHINA	Aa3	12/20/2018	Sell	200	2	2	—
HSBC	1.00%	PEOPLE’S REPUBLIC OF CHINA	Aa3	12/20/2018	Sell	500	6	6	—
Barclays	5.00%	FINM ECCANICA S.P.A.	Ba1	12/20/2018	Sell	500	62	63	1
Credit Suisse	5.00%	M GM RESORTS INTERNATIONAL	B3	3/20/2018	Sell	1,500	6	191	185
Goldman Sachs	5.00%	KB HOME	B2	9/20/2018	Sell	450	23	45	22
Citi Bank	1.00%	D.R. HORTON, INC.	Ba2	9/20/2018	Sell	700	(46)	(16)	30

						$75,500	$119	$1,212	$1,093

Xerox Corporation Savings Plan

Notes to Financial Statements

CDS contracts are agreements in which one party pays fixed periodic payments to a counterparty in consideration for a guarantee from the counterparty to make a specific payment should a specified negative credit event(s) take place. The Master Trust entered into CDS contracts to hedge the Master Trust’s exposure on a debt security that it owns or in lieu of selling such debt security.

As the purchaser of a CDS contract, the Master Trust purchases protection by paying a periodic interest rate on the notional amount to the counterparty. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized loss upon payment. If a credit event as specified in the contract occurs, the Master Trust may have the option either to deliver the reference obligation to the seller in exchange for a cash payment of its par amount, or to receive a net cash settlement equal to the par amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash delivered and the notional amount received will be recorded as a realized gain (loss).

As the seller of a CDS contract, the Master Trust sells protection to a buyer and will generally receive a periodic interest rate on the notional amount. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized gain upon receipt of the payment. If a credit event as specified in the contract occurs, the Master Trust may either be required to accept the reference obligation from the buyer in exchange for a cash payment of its notional amount, or to pay the buyer a net cash settlement equal to the notional amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash received and the notional amount paid will be recorded as a realized gain (loss). The maximum potential amount of undiscounted future payments the Master Trust could be required to make as the seller of protection under a CDS contract is equal to the notional amount of the reference obligation.

As a protection seller, the Master Trust bears the risk of loss from the credit events specified in the contract. Although specified events are contract specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. For CDS contracts on credit indices, quoted market prices and resulting market values serve as an indicator of the current status of the payment/performance risk. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the reference entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the contract. CDS contracts are valued daily, and the change in value is recorded as unrealized appreciation (depreciation) until the termination of the swap, at which time a realized gain (loss) is recorded.

CDS contracts can involve greater risks than if a plan had invested in the reference obligation directly since, in addition to general market risks, CDS’s are subject to counterparty credit risk, leverage risk, hedging risk, correlation risk and liquidity risk. The Master Trust will enter into CDS transactions only with counterparties that meet certain standards of creditworthiness.

At December 31, 2013, the Master Trust had pledged cash collateral of $586,000 and Government Securities of $923,034 to swap counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following interest rate swap contracts were open at December 31, 2012 (in thousands):

Counterparty	Fixed payer	Fixed rate	Floating payer	Floating rate	Maturity date	Notional Amount	Premiums paid (received) ($ thousands)	Value ($ thousands)	Unrealized gain/(loss) ($ thousands)
Goldman Sachs	Goldman Sachs	2.3%	Xerox	3-Month USD LIBOR	7/10/2032	14,100	—	(613)	(613)
Goldman Sachs	Goldman Sachs	2.3%	Xerox	3-Month USD LIBOR	7/26/2042	3,500	—	(360)	(360)
Deutsche Bank	Deutsche Bank	2.3%	Xerox	3-Month USD LIBOR	8/7/2032	9,600	—	(362)	(362)
Deutsche Bank	Deutsche Bank	2.5%	Xerox	3-Month USD LIBOR	8/7/2042	9,500	—	(577)	(577)
Goldman Sachs	Goldman Sachs	2.6%	Xerox	3-Month USD LIBOR	9/12/2042	7,000	—	(185)	(185)
Goldman Sachs	Goldman Sachs	1.8%	Xerox	3-Month USD LIBOR	9/12/2022	11,800	—	(14)	(14)
Deutsche Bank	Deutsche Bank	2.5%	Xerox	3-Month USD LIBOR	9/12/2032	11,800	—	(200)	(200)
Deutsche Bank	Deutsche Bank	1.8%	Xerox	3-Month USD LIBOR	11/7/2022	27,500	—	(103)	(103)
JP Morgan	JP Morgan	2.6%	Xerox	3-Month USD LIBOR	12/10/2042	8,800	—	(391)	(391)
JP Morgan	JP Morgan	1.6%	Xerox	3-Month USD LIBOR	12/10/2022	23,000	—	(365)	(365)
Goldman Sachs	Goldman Sachs	1.8%	Xerox	3-Month USD LIBOR	12/31/2022	9,250	—	2	2
JP Morgan	JP Morgan	2.4%	Xerox	3-Month USD LIBOR	12/10/2032	13,900	—	(461)	(461)
Deutsche Bank	Deutsche Bank	2.7%	Xerox	3-Month USD LIBOR	12/31/2042	3,500	—	(1)	(1)
Deutsche Bank	Deutsche Bank	2.5%	Xerox	3-Month USD LIBOR	12/31/2032	7,000	—	—	—
Goldman Sachs	Xerox	1.5%	Goldman Sachs	3-Month USD LIBOR	1/4/2018	6,500	17	17	—
Goldman Sachs	Xerox	1.5%	Goldman Sachs	3-Month USD LIBOR	1/4/2018	12,600	—	—	—
Goldman Sachs	Xerox	1.5%	Goldman Sachs	3-Month USD LIBOR	1/4/2018	5,700	14	14	—
Citi Bank	Xerox	1.5%	Citi Bank	3-Month USD LIBOR	1/4/2018	5,500	—	—	—

The following CDS contracts were open at December 31, 2012 (in thousands):

Counterparty	Fixed Rate	Reference Obligation	Maturity Date	Buy / Sell	Notional Amount	Premiums paid (received)	Value	Unrealized gain/(loss)
Morgan Stanley	5%	Block Financial LLC	12/20/2016	Buy	$1,100	$7	$(124)	$(131)
BNP PARIBAS S.A.	1%	CDX.NA.IG.9	12/20/2017	Buy	15,700	(93)	(197)	(104)
BNP PARIBAS S.A.	1%	CDX.NA.IG.9	12/20/2017	Buy	40,000	104	(502)	(606)

At December 31, 2012, the Master Trust had pledged cash collateral of $400,000 and Government Securities of $484,149 to swap counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following swaption contracts were open at December 31, 2013 (in thousands):

Written / Purchased	Pay / Receive Floating Rate	Description	Counterparty	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Receive	1-Year Interest Rate Swaption (Call)	BRC	3-Month USD-LIBOR	0.4%	3/12/14	$(1,500)	$(2)
Written	Pay	1-Year Interest Rate Swaption (Put)	BRC	3-Month USD-LIBOR	0.4%	3/12/14	(1,500)	—
Written	Pay	1-Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	0.4%	3/12/14	(5,200)	(2)
Written	Receive	1-Year Interest Rate Swaption (Call)	BOA	3-Month USD-LIBOR	0.4%	3/12/14	(5,200)	(8)
Written	Pay	1-Year Interest Rate Swaption (Put)	GLM	3-Month USD-LIBOR	0.4%	3/12/14	(1,600)	(1)
Written	Receive	1-Year Interest Rate Swaption (Call)	GLM	3-Month USD-LIBOR	0.4%	3/12/14	(1,600)	(2)
Written	Receive	1-Year Interest Rate Swaption (Call)	DUB	3-Month USD-LIBOR	0.4%	3/12/14	(3,100)	(5)
Written	Pay	1-Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	0.4%	3/12/14	(3,100)	(1)
Written	Pay	1-Year Interest Rate Swaption (Put)	RYL	3-Month USD-LIBOR	0.4%	3/12/14	(5,400)	(2)
Written	Receive	1-Year Interest Rate Swaption (Call)	RYL	3-Month USD-LIBOR	0.4%	3/12/14	(5,400)	(8)
Written	Receive	5- Year Credit Default Rate Swaption	CBK	CDX.NA.1G.2.1	0.7%	1/15/14	(1,800)	(6)
Written	Pay	5-Year Credit Default Rate Swaption	CBK	CDX.NA.1G.2.1	0.7%	1/15/14	(1,800)	—
Written	Pay	5-Year Credit Default Rate Swaption	MS	CDX.NA.1G.2.1	1.2%	3/19/14	(10,800)	(2)
Written	Receive	5-Year Interest Rate Swaption (Call)	GLM	3-Month USD-LIBOR	1.3%	3/17/14	(23,400)	(1)
Written	Pay	5-Year Interest Rate Swaption (Put)	GLM	3-Month USD-LIBOR	1.9%	3/17/14	(23,400)	(177)
Written	Receive	10-Year Interest Rate Swaption (Call)	FBF	3-Month USD-LIBOR	1.8%	3/24/14	(3,200)	(1)
Written	Pay	10-Year Interest Rate Swaption (Put)	FBF	3-Month USD-LIBOR	2.3%	3/24/14	(3,200)	(36)
Purchased	Pay	10-Year Interest Rate Swaption (Call)	GLM	3-Month USD-LIBOR	2.1%	1/29/15	460,000	460
Written	Pay	10-Year Interest Rate Swaption (Put)	GLM	3-Month USD-LIBOR	3.8%	1/29/15	(460,000)	(11,962)
Purchased	Pay	10-Year Interest Rate Swaption (Call)	MS	3-Month USD-LIBOR	2.4%	5/19/14	10,100	4
Written	Pay	10-Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	3.9%	5/19/14	(10,100)	(42)
Written	Receive	10-Year Interest Rate Swaption (Call)	RYL	3-Month USD-LIBOR	2.5%	1/27/14	(4,900)	—
Written	Pay	10-Year Interest Rate Swaption (Put)	RYL	3-Month USD-LIBOR	3.5%	1/27/14	(4,900)	(2)
Written	Receive	10-Year Interest Rate Swaption (Call)	JPM	3-Month USD-LIBOR	2.5%	1/27/14	(2,800)	—
Purchased	Receive	30-Year Interest Rate Swaption (Put)	CBK	3-Month USD-LIBOR	5.2%	7/29/16	1,600	63
Written	Pay	5-Year Interest Rate Swaption (Put)	CBK	3-Month USD-LIBOR	5.2%	7/29/16	(6,200)	(70)
Written	Pay	5-Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	1.5%	3/17/14	(8,600)	(33)
Written	Pay	2-Year Interest Rate Swaption (Put)	GLM	3-Month USD-LIBOR	2.0%	3/31/14	(175,300)	(317)
Purchased	Pay	10-Year Interest Rate Swaption (Call)	GLM	3-Month USD-LIBOR	2.3%	1/29/15	145,700	286
Purchased	Pay	20-Year Interest Rate Swaption (Call)	DUB	3-Month USD-LIBOR	2.7%	3/1414	284,000	1

							$127,400	$(11,866)

The Master Trust may write or purchase interest rate swaption agreements which are options to enter into a pre-defined swap agreement by some specified date in the future. The writer of the swaption becomes a counterparty to the swap if the buyer exercises. The interest rate swaption agreement will specify whether the buyer of the swaption will be a fixed rate receiver or a fixed rate payer upon exercise. Options on swap contracts are considered over-the-counter financial derivative instruments that derive their value from underlying asset prices, indices, reference rates, and other inputs or a combination of these factors. These contracts are normally valued on the basis of broker dealer quotations or by pricing service providers.

In 2013, total premiums received was $7,941,825. At December 31, 2013, the Master Trust was in receipt of cash collateral of $10,680,000 from the broker for swaptions.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following swaption contracts were open at December 31, 2012 (in thousands):

Written / Purchased	Pay / Receive Floating Rate	Description	Counterparty	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Receive	5 - Year Interest Rate Swaption (Call)	BOA	3-Month USD-LIBOR	0.8%	3/18/2013	$(12,700)	$(13)
Written	Receive	5 - Year Interest Rate Swaption (Call)	GS	3-Month USD-LIBOR	0.8%	3/18/2013	(41,200)	(42)
Written	Receive	5 - Year Interest Rate Swaption (Call)	BOA	3-Month USD-LIBOR	0.8%	2/19/2013	(13,400)	(10)
Written	Receive	5 - Year Interest Rate Swaption (Call)	MS	3-Month USD-LIBOR	0.8%	2/19/2013	(16,700)	(13)
Written	Receive	7 - Year Interest Rate Swaption (Call)	GS	3-Month USD-LIBOR	1.2%	3/18/2013	(2,500)	(7)
Written	Receive	5 - Year Interest Rate Swaption (Call)	MS	3-Month USD-LIBOR	0.8%	3/18/2013	(3,200)	(6)
Written	Pay	5 - Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	1.4%	3/18/2013	(13,000)	(4)
Written	Pay	5 - Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	2.0%	3/18/2013	(2,200)	—
Written	Pay	5 - Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	1.2%	3/18/2013	(3,200)	(3)
Written	Pay	5 - Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	1.2%	3/18/2013	(12,700)	(11)
Written	Pay	5 - Year Interest Rate Swaption (Put)	DUB	3-Month USD-LIBOR	1.2%	3/18/2013	(28,300)	(24)
Written	Pay	5 - Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	1.2%	2/19/2013	(13,400)	(4)
Written	Pay	5 - Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	1.2%	2/19/2013	(16,700)	(6)
Written	Pay	7 - Year Interest Rate Swaption (Put)	BOA	3-Month USD-LIBOR	1.7%	3/18/2013	(1,600)	(3)
Written	Pay	7 - Year Interest Rate Swaption (Put)	GS	3-Month USD-LIBOR	1.7%	3/18/2013	(2,500)	(5)
Written	Pay	5 - Year Interest Rate Swaption (Put)	MS	3-Month USD-LIBOR	1.4%	6/17/2013	(2,400)	(4)
Purchased	Pay	10 - Year Interest Rate Swaption (Call)	DUB	3-Month USD-LIBOR	2.3%	3/14/2014	145,700	5,348
Purchased	Pay	20 - Year Interest Rate Swaption (Call)	DUB	3-Month USD-LIBOR	2.7%	3/14/2014	284,000	12,937

In 2012, total premiums received were $1,067,495.

At December 31, 2012, the Master Trust was in receipt of cash collateral of $19,775,000 from the broker for swaptions.

Options Contracts

The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.

Exchange-traded options are valued using the National Best Bid and Offer (NBBO) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.

When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain / (loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.

Xerox Corporation Savings Plan

Notes to Financial Statements

Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.

There were no purchased or written options outstanding as of December 31, 2013.

Below is the summary of the purchased and written options contracts outstanding as of December 31, 2012 (in thousands):

Purchased options

Description	Counterparty	Notional Amount	Expiration Date	Value
ISHARES MSCI EMERGING MARKETS PUT at 25	GS	$2,643	6/22/2013	$396
ISHARES MSCI EMERGING MKT IN PUT at 30	GS	797	6/22/2013	199
S&P 500 INDEX PUT at 1300	GS	3	3/16/2013	41
S&P 500 INDEX PUT at 1000	GS	2	3/16/2013	2
S&P 500 INDEX PUT at 1300	GS	5	6/22/2013	160
POWERSHARES QQQ TRUST SERIES 1 PUT at 55	GS	731	6/28/2013	914
S&P 500 INDEX PUT at 950	GS	484	6/22/2013	1,984
ISHARES MSCI EAFE INDEX FUND PUT at 35	GS	1,389	6/22/2013	194
ISHARES MSCI EAFE INDE PUT at 30	GS	1,389	6/22/2013	56
S&P 500 INDEX PUT at 1175	GS	46	6/22/2013	697
S&P 500 INDEX PUT at 1100	GS	115	6/22/2013	1,081

				$5,724

Written options

Description	Counterparty	Notional amount	Expiration date	Value
S&P 500 INDEX PUT at 900	GS	$(120)	6/22/2013	$(234)
S&P 500 INDEX PUT at 1100	GS	(3)	3/16/2013	(5)
POWERSHARES QQQ TRUST SERIES 1 PUT at 45	GS	(731)	6/28/2013	(197)

				$(436)

In 2012, total premiums received on written options were $3,396,805.

During the year ended December 31, 2013, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2013 (in thousands):

Fair Value of Asset and Liability Derivative Contracts at December 31, 2013

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets:
Unrealized gain on futures contracts *	$—	$—	$153	$153
Purchased options and swaptions	—	—	814	814
Unrealized gain on foreign exchange contracts	—	2,378	—	2,378
Unrealized gain on open swap contracts	—	—	1,165	1,165

	$—	$2,378	$2,132	$4,510

Liabilities:
Unrealized loss on futures contracts *	$—	$—	$1,204	$1,204
Options and swaptions written at value	—	—	12,680	12,680
Unrealized loss on foreign exchange contracts	—	3,412	—	3,412
Unrealized loss on open swap contracts	—	—	17,280	17,280

	$—	$3,412	$31,164	$34,576

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2012 (in thousands):

Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets:
Unrealized gain on futures contracts *	$44	$—	$—	$44
Purchased options and swaptions	5,724	—	18,285	24,009
Unrealized gain on foreign exchange contracts	—	3,853	—	3,853
Unrealized gain on open swap contracts	—	—	2	2

	$5,768	$3,853	$18,287	$27,908

Liabilities:
Unrealized loss on futures contracts *	$492	$—	$—	$492
Options and swaptions written at value	436	—	155	591
Unrealized loss on foreign exchange contracts	—	5,595	—	5,595
Unrealized loss on open swap contracts	—	—	4,473	4,473

	$928	$5,595	$4,628	$11,151

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2013 (in thousands):

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)
Futures contracts	$(2,967)
Foreign currency transactions	633
Swaptions contracts	(33,949)
Swap contracts	(14,755)

$(51,038)

During the year ended December 31, 2013, the average notional value of futures contracts purchased was $167,370,833 and the average notional value of futures contracts sold was $16,666,667. The average notional value of purchased options contracts was $3,228,083 and the average notional value of written options contracts was $415,867. The average notional value of purchased swaptions contracts was $892,225,000 and the average notional value of written swaptions contracts was $654,175,000. The average notional value of interest rate swap contracts was $463,734,167 and the average notional value of CDS contracts was $85,254,167. The average notional value of forward foreign currency exchange contracts was $158,351,819.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2012 (in thousands):

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)
Futures contracts	$2,265
Foreign currency transactions	(1,466)
Options and swaptions contracts	(29,588)
Swap contracts	(5,319)

$(34,108)

During the year ended December 31, 2012, the average notional value of futures contracts purchased was $56,675,000 and the average notional value of futures contracts sold was $30,400,000. The average notional value of purchased options contracts was $385,103,462 and the average notional value of written options contracts was $253,491,354. The average notional value of purchased swaptions contracts was $184,833,333 and the average notional value of written swaptions contracts was $181,125,000. The average notional value of interest rate swap contracts was $171,536,421 and the average notional value of CDS contracts was $40,087,408. The average notional value of forward foreign currency exchange contracts was $247,132,174.

Xerox Corporation Savings Plan

Notes to Financial Statements

7.	Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund. There were no securities loaned by Master Trust at December 31, 2013.

8.	Related Party Transactions

The Plan, along with the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards, invest in a unitized stock fund, The Xerox Stock Fund (the Fund), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2013, the Plans purchased common shares in the Fund in the approximate amount of $13,218,000, sold common shares in the Fund in the approximate amount of $37,017,000, and had net appreciation in the Fund of approximately $65,667,000. The total value of the Plans’ investment in the Fund was approximately $134,859,000 and $92,991,000 at December 31, 2013 and 2012, respectively. During 2013, dividends paid on Xerox Corporation common shares amounted to $2,707,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plans (RIGP) and the Xerox Corporation Employee Stock Ownership Plan (ESOP), and these transactions qualify as party-in-interest. During the year ended December 31, 2013 there was one transfer of $124,000 from the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards to the Plan.

9.	Commitments and Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

The Master Trust is committed to invest $913,190,602 in certain private equity and real estate funds, of which $814,751,724 has been contributed as of December 31, 2013.

10.	Litigation

Carlson v. Xerox Corporation, et al.

The Plan is a member of the plaintiff class in a consolidated securities law action (consisting of 21 cases) that was pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. Plaintiffs purported to bring this case as a class action on behalf of a class consisting of all persons and/or entities, including the Plan, who purchased Xerox common stock and/or bonds during the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged

Xerox Corporation Savings Plan

Notes to Financial Statements

thereby (Class). Two claims were asserted: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 there under; and the other alleging that the individual defendants are also liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. On January 15, 2009, the Court entered an order and final judgment approving the settlement, awarding attorneys’ fees and expenses, and dismissing the action with prejudice.

In December, 2009, the Master Trust received $29.4 million relating to its portion of the settlement to be allocated between the participating plans in the Master Trust. The distribution of the settlement was completed in January, 2010.

On February 29, 2012, lead plaintiffs filed an unopposed motion seeking the Court’s approval for a re-distribution of residual class settlement funds, less costs of administration. On September 27, 2012, the Court issued an order permitting the plaintiffs to re-distribute the residual amount remaining in the settlement fund. In December 2012 the Master Trust received $40,515 relating to its portion of the residual amount.

11.	Subsequent Events

The Plan has evaluated subsequent events through the time of filing this Form 11-K with the Securities and Exchange Commission.

Xerox Corporation Savings Plan

Supplemental Schedule

Schedule H, Part IV, Item 4i – Schedule of Assets (Held at End of Year)

(in thousands)

Identity of Issuer, Borrower, Lessor, or Similar Party	Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Cost	Current Value
* Investment interest in Master Trust	See Note 4	**	$4,509,540

* Participant loans			61,094

	Loans to plan participants, maturity dates through 2028, interest rates on outstanding loans from 4.25% to 10.5%, per annum

			$4,570,634

*	Party-in-interest
**	Cost is omitted for participant-directed investments